EXHIBIT 5.1
[DREIER STEIN & KAHAN LLP LETTERHEAD]
September 6, 2007
Board of Directors
Hythiam, Inc.
11150 Santa Monica Boulevard
Suite 1500
Los Angeles, California 90025
Re:       Registration Statement on Form S-3
Ladies and Gentlemen:
This opinion is furnished to you in connection with the above-referenced registration statement on Form S-3 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Act”), for the shelf registration of the following securities (the “Securities”) of Hythiam, Inc., a Delaware corporation (the “Registrant”), as described in the Registration Statement:
(i)	common stock, $0.0001 par value per share (the “Common Stock”);

(ii)	preferred stock, $0.0001 par value per share (the “Preferred Stock”);

(iii)	debt securities (the “Debt Securities”);

(iv)	warrants to purchase Common Stock (the “Warrants”); and

(v)	units, consisting of one or more Securities, including Common Stock, Debt Securities and Warrants, in any combination (the “Units”);
all of which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Act at an aggregate initial offering price not to exceed $50,000,000, as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and any amendments or supplements thereto.
In our capacity as counsel for the Registrant in connection with such Registration Statement, we are familiar with the proceedings taken and proposed to be taken by the Registrant in connection with the authorization and issuance of the Securities and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed and that the terms of each issuance will otherwise be in compliance with applicable law. For purposes of this opinion, we have assumed, without independent verification or investigation, that each instrument has been duly and validly authorized, executed, and delivered by each of the parties thereto, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the authentic originals of all documents submitted to us as copies. In rendering the opinions included herein, we have relied upon the factual representations and warranties made by the Registrant.
We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the General Corporation Law of the State of Delaware and the internal laws of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agency within any state. We have assumed that to the extent any of the Securities or agreements and undertakings of the Company or the Subsidiaries in furtherance of the Securities contain provisions which require compliance with laws other than the General Corporation Law of the State of Delaware or the internal laws of the State of California, such compliance has occurred.
Based on and subject to the foregoing, we are of the opinion that, when (a) the Registration Statement has become effective under the Act, (b) the designated Securities are specifically duly authorized for issuance by the Registrant’s Board of Directors or an authorized committee thereof, (c) the terms of the issue and sale of the Securities have been duly established by agreement in conformity with the Registrant’s Certificate of Incorporation and By-laws, each as restated and/or amended to date, and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Registrant and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Registrant, and (d) the Securities have been issued, sold, delivered and paid for, as contemplated by the Registration Statement, the Prospectus and the applicable supplements to such Prospectus:
1.	With respect to the Common Stock, the shares of Common Stock will be validly issued, fully paid and nonassessable.

2.	With respect to the Preferred Stock, when all necessary corporate action has been taken to approve and establish the terms, rights, preferences and designations of the Preferred Stock pursuant to a Certificate of Designations, the Preferred Stock will be validly issued, fully paid and nonassessable.

3.	With respect to the Debt Securities, when the definitive terms and provisions thereof have been duly established and duly executed and delivered by the Registrant and authenticated by the Trustee in accordance with the Indenture, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws of affecting creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

4.	With respect to the Warrants, when the Warrant Agreement relating to the Warrants has been duly authorized, executed, and delivered, and the Warrants have been duly executed and countersigned, such Warrants will constitute valid and legally binding obligations of the Company.

5.	With respect to the Units, when the terms of the Units and of their issue and sale have been duly established in conformity with the Unit Agreement, such Units will constitute valid and legally binding obligations of the Company.
The opinions contained in this opinion letter merely constitute expressions of our reasoned professional judgment regarding the matters of law addressed herein and neither are intended nor should they be construed as a prediction or guarantee that any court or other public or governmental authority will reach any particular result or conclusion as to the matters of law addressed herein.
This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith.
The opinions expressed herein are written as of and relate solely to the date hereof and are rendered exclusively for your benefit in connection with the Registration. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the SEC thereunder.
It is understood that this opinion is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.
Very truly yours,
/s/ DREIER STEIN & KAHAN LLP